Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

June 21, 2010

To the Board of Directors of
Atheron, Inc.
Makati City 1235, Philipines

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Silberstein Ungar, PLLC (formerly Maddox Ungar Silberstein, PLLC), hereby consents to the use in the Form S-1 (Post-Effective Amendment No. 1 to Form SB-2/A), Registration Statement under the Securities Act of 1933, filed by Atheron, Inc. of our report dated November 27, 2009, relating to the financial statements of Atheron, Inc., a Nevada Corporation, as of and for the periods ending August 31, 2009 and 2008 and for the period from May 8, 2006 (inception) to August 31, 2009, and the reference to us under the heading “Interests of Named Experts and Counsel.”.

Sincerely,

 /s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC